Exhibit 99.1

NEWS RELEASE—FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna	(312) 928-1901

MAY 25, 2012

Equity Residential Enters into Agreement with Owners of Archstone

Equity Residential to Receive $150 Million

Chicago, IL – May 25, 2012—Equity Residential (NYSE: EQR) today announced it has entered into an agreement with the owners of Archstone, a privately-held owner, operator and developer of multifamily apartment properties, which will result in the company receiving $150 million after exercising its option to purchase a 26.5% interest in Archstone and Lehman Brothers Holdings Inc. (“Lehman”) thereafter acquiring that interest under its right of first offer (“ROFO”).

Pursuant to the agreement:

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Equity Residential has entered into a binding purchase agreement with affiliates of Bank of America and Barclays Bank PLC (together, the “Sellers”) to purchase their remaining 26.5% interest in Archstone for $1.58 billion in cash.

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Lehman, the other owner of Archstone, has exercised its ROFO right and executed a binding purchase agreement with the Sellers to acquire this Archstone interest for $1.58 billion. This transaction is expected to close in approximately 15 days.

•	The parties have released each other from all claims relating to Archstone.

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Upon the closing of Lehman’s acquisition of this Archstone interest, the Sellers will pay Equity Residential a break-up fee of $80 million and Lehman will pay Equity Residential a termination fee of $70 million. If Lehman does not close, Equity Residential’s contract with the Sellers will remain in full force and effect.

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Should Equity Residential acquire all or substantially all of Archstone within 120 days of Lehman’s acquisition of the final 26.5% of Archstone discussed above, under certain circumstances Equity Residential could be required to return all or a portion of the $150 million in break-up and termination fees. While Equity Residential is not currently in negotiations with Lehman regarding the acquisition of Archstone, this agreement does not preclude the company from pursuing such negotiations in the future.

Advisors

Morgan Stanley & Co. LLC served as Equity Residential’s financial advisor and Hogan Lovells, Morrison & Foerster and Edwards Wildman as its legal advisors on these transactions. BofA Merrill Lynch and Barclays served as sell-side financial advisors on these transactions. Kaye Scholer served as legal advisor to Bank of America and Simpson Thacher & Bartlett served as legal advisor to Barclays Bank PLC. Gleacher & Company served as Lehman’s financial advisor and Weil, Gotshal & Manges served as its legal advisor on these transactions.

About Equity Residential

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 427 properties located in 14 states and the District of Columbia, consisting of 121,011 apartment units. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward Looking Statements

Statements in this news release, and other statements that Equity Residential may make, including statements about the transactions described in this release, may contain forward-looking or other statements that involve numerous risks and uncertainties. The statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including, without limitation, statements regarding the management of Equity Residential’s expectations, beliefs and intentions. All forward-looking statements included in this communication are based on information available to Equity Residential on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on Equity Residential’s results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither Equity Residential nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond Equity Residential’s control. These factors include, at a minimum: failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals, failure of Lehman to consummate its acquisition; changes in laws or regulations; failure of the investment in the purchased interests to perform as expected, even in the event an acquisition by Equity Residential is consummated; inability to influence the operations and control of the Archstone entities following consummation of the transaction; and changes in general economic conditions. Equity Residential undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information, please refer to Equity Residential’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.